As filed with the Securities and Exchange Commission on April 29, 2015

REGISTRATION NO. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

the SECURITIES ACT OF 1933

PARTY CITY HOLDCO INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-0539758
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

80 Grasslands Road

Elmsford, NY 10523

(Address, Including Zip Code, of Principal Executive Offices)

Amended and Restated 2012 Omnibus Equity Incentive Plan

(Full Title of the Plan)

James M. Harrison

Chief Executive Officer

80 Grasslands Road

Elmsford, NY 10523

United States

Tel: (914) 345-2020

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

with copies to:

Julie H. Jones, Esq.

Jay J. Kim, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate offering price	Amount of registration fee(2)
Amended and Restated 2012 Omnibus Equity Incentive Plan, $0.01 par value per share	8,290,800(3)	$7.59(4)	$62,927,172(4)	$7,312.14
Amended and Restated 2012 Omnibus Equity Incentive Plan, $0.01 par value per share	6,822,480(5)	$20.95(6)	$142,930,956(6)	$16,608.58
TOTAL	15,113,280		$205,858,128	$23,920.72

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminable number of additional shares of common stock that may become issuable pursuant to terms designed to prevent dilution resulting from share splits, share dividends or similar events.
(2)	This fee is being offset by the previously paid fee of $14,706 paid in connection with the registration statement on Form S-1 (File No. 333-193466) filed on January 21, 2014 by the registrant.
(3)	Represents shares of common stock reserved for issuance upon the exercise of outstanding options previously granted under the Amended and Restated 2012 Omnibus Equity Incentive Plan.
(4)	Calculated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price for shares of common stock reserved for issuance upon the exercise of outstanding options previously granted under the Amended and Restated 2012 Omnibus Equity Incentive Plan consists of $7,312.14 payable in respect of 8,290,800 shares subject to options at a weighted-average exercise price of $7.59 per share.
(5)	Represents shares of common stock reserved for future issuance pursuant to equity awards issuable under the Amended and Restated 2012 Omnibus Equity Incentive Plan.
(6)	Calculated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price for shares of common stock reserved for future issuance pursuant to equity awards issuable under the Amended and Restated 2012 Omnibus Equity Incentive Plan, consists of $16,608.58 payable in respect of 6,822,480 shares, based on the average high and low prices of Party City Holdco Inc.’s common stock reported by the New York Stock Exchange on April 23, 2015 to be $21.25 and $20.65, respectively.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The Section 10(a) prospectus will be delivered to the participants in the Party City Holdco Inc. Amended and Restated 2012 Omnibus Equity Incentive Plan as specified in Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(1)	The Registrant’s Prospectus dated April 15, 2015 and filed with the Commission pursuant to Rule 424(b) under the Securities Act relating to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-193466); and

(2)	The description of the Registrant’s common stock, $0.01 par value per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on April 10, 2015, and any other amendments or reports filed for the purpose of updating such description (File No. 001-37344).

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides as follows:

“(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

“(b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation contains a provision to eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Registrant’s amended and restated bylaws contain a provision indemnifying its directors and officers to the fullest extent permitted under applicable law for all liability and loss suffered by them in connection with performance of their duties as directors and officers of the Registrant, subject to certain exceptions, and provide that the Registrant may advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

The Registrant has entered into indemnification agreements with its directors and officers. These agreements provide broader indemnity rights than those provided under the Delaware General Corporation Law and the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws. The indemnification agreements are not intended to deny or otherwise limit third party or derivative suits against the Registrant or its directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third party suit would be borne by the Registrant, and the Registrant would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the Registrant’s benefit but would be offset by its obligations to the director or officer under the indemnification agreement.

The Registrant maintains directors’ and officers’ liability insurance for the benefit of its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit 3.1 to the current report on Form 8-K filed on April 21, 2015 (File No. 001-37344) and incorporated herein by reference)

4.2	Amended and Restated Bylaws of the Registrant (previously filed as Exhibit 3.2 to the current report on Form 8-K filed on April 21, 2015 (File No. 001-37344) and incorporated herein by reference)

4.3	Specimen Common Stock Certificate (previously filed on March 27, 2015 as Exhibit 4.1 to the registration statement on Form S-1 (File No. 333-193466) and incorporated herein by reference)

4.4	Party City Holdco Inc. Amended and Restated 2012 Omnibus Equity Incentive Plan (previously filed on March 27, 2015 as Exhibit 10.17 to the registration statement on Form S-1 (File No. 333-193466) and incorporated herein by reference)

5.1	Opinion of Ropes & Gray LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page in Part II)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmsford, New York, on the 29th day of April, 2015

Date:

Party City Holdco Inc.

By:	/s/ Michael A. Correale
	Name:	Michael A. Correale
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James M. Harrison and Michael A. Correale, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Party City Holdco Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Chief Executive Officer and Director	April 29, 2015
/s/ James M. Harrison	(Principal Executive Officer)
James M. Harrison
	Chief Financial Officer	April 29, 2015
/s/ Michael A. Correale	(Principal Financial Officer)
Michael A. Correale	(Principal Accounting Officer)

/s/ Gerald C. Rittenberg	Executive Chairman and Director	April 29, 2015
Gerald C. Rittenberg

/s/ Todd M. Abbrecht
Todd M. Abbrecht	Director	April 29, 2015

/s/ Joshua M. Nelson
Joshua M. Nelson	Director	April 29, 2015

/s/ Uttam K. Jain
Uttam K. Jain	Director	April 29, 2015

/s/ Jefferson M. Case
Jefferson M. Case	Director	April 29, 2015

/s/ Steven J. Collins
Steven J. Collins	Director	April 29, 2015

/s/ Norman S. Matthews
Norman S. Matthews	Director	April 29, 2015

/s/ Lawrence P. Molloy
Lawrence P. Molloy	Director	April 29, 2015

INDEX OF EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit 3.1 to the current report on Form 8-K filed on April 21, 2015 (File No. 001-37344) and incorporated herein by reference)

4.2	Amended and Restated Bylaws of the Registrant (previously filed as Exhibit 3.2 to the current report on Form 8-K filed on April 21, 2015 (File No. 001-37344) and incorporated herein by reference)

4.3	Specimen Common Stock Certificate (previously filed on March 27, 2015 as Exhibit 4.1 to the registration statement on Form S-1 (File No. 333-193466) and incorporated herein by reference)

4.4	Party City Holdco Inc. Amended and Restated 2012 Omnibus Equity Incentive Plan (previously filed on March 27, 2015 as Exhibit 10.17 to the registration statement on Form S-1 (File No. 333-193466) and incorporated herein by reference)

5.1	Opinion of Ropes & Gray LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page in Part II)